Exhibit 10.18

INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

This Indemnification and Insurance Matters Agreement (this “Agreement”) is entered into as of July 1, 2011 and made effective as of the Separation Date, between PayEase Corp., a Delaware corporation (“PayEase”), and Loyalty Alliance Enterprise Corporation, a Cayman Islands company (“Loyalty Alliance”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in ARTICLE IV below.

RECITALS

1. PayEase and Loyalty Alliance have entered into a Master Separation Agreement dated January 21, 2010 (the “Separation Agreement”) and other Ancillary Agreements to further separate the businesses conducted by PayEase and Loyalty Alliance (the “Separation”).

2. In connection with the Separation, the parties desire to set forth certain agreements between them regarding indemnification and insurance.

3. This Agreement is effective as of February 1, 2010 (the “Separation Date”).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

MUTUAL RELEASES; INDEMNIFICATION

1.1. Release of Pre-Closing Claims.

(a) Loyalty Alliance Release. Except as provided in Section 1.1(d) to this Agreement, effective as of the Separation Date, Loyalty Alliance does hereby, for itself and as agent for each member of the Loyalty Alliance Group, remise, release and forever discharge the PayEase Indemnitees from any and all Loyalty Alliance Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date.

(b) PayEase Release. Except as provided in Section 1.1(d), effective as of the Separation Date, PayEase does hereby, for itself and as agent for each member of the PayEase Group, remise, release and forever discharge the Loyalty Alliance Indemnitees from any and all PayEase Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement the Separation.

(c) Release and Waiver of Unknown Claims. Loyalty Alliance, for itself and as agent for each member of the Loyalty Alliance Group, and PayEase, for itself and as agent for each member of the PayEase Group, do hereby agree, represent, and warrant that the matters released herein are not limited to matters which are known or disclosed, and that they hereby waive any and all rights and benefits which such party now has, or in the future may have, conferred upon such party by virtue of the provisions of Section 1542 of the Civil Code of the State of California which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Loyalty Alliance, for itself and as agent for each member of the Loyalty Alliance Group, and PayEase, for itself and as agent for each member of the PayEase Group, waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States or any other country or foreign jurisdiction, or principle of common law, which is similar, comparable or equivalent to Civil Code Section 1542. Loyalty Alliance, for itself and as agent for each member of the Loyalty Alliance Group, and PayEase, for itself and as agent for each member of the PayEase Group, may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this release, but each shall be deemed to have, finally, and forever settled and released any and all claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

(d) No Impairment. Nothing contained in Section 1.1(a), Section 1.1(b) or Section 1.1(c) shall impair any right of any Person to enforce the Separation Agreement or any other Ancillary Agreement (including this Agreement) or other agreement in force and effect between Loyalty Alliance and PayEase (in each case in accordance with its terms, including the provisions of Section 1.2, Section 1.3 and Section 1.4 hereof) or to recover monies owed pursuant to valid inter-company accounts between Loyalty Alliance and PayEase.

(e) No Actions as to Released Claims. Loyalty Alliance agrees, for itself and as agent for each member of the Loyalty Alliance Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against PayEase or any member of the PayEase Group, or any other Person released pursuant to Section 1.1(a), with respect to any Loyalty Alliance Liabilities. PayEase agrees, for itself and as agent for each member of the PayEase Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Loyalty Alliance or any member of the Loyalty Alliance Group, or any other Person released pursuant to Section 1.1(b), with respect to any PayEase Liabilities.

(f) Further Instruments. At any time, at the request of the other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof and such other documents as are necessary to effect the purposes hereof.

1.2. Indemnification by Loyalty Alliance. Except as otherwise provided in this Agreement, Loyalty Alliance shall, for itself and as agent for each member of the Loyalty Alliance Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the PayEase Indemnitees from and against any and all Loyalty Alliance Liabilities that any third party seeks to impose upon the PayEase Indemnitees, or that are imposed upon the PayEase Indemnitees, it being acknowledged and agreed that (i) the indemnification provided for in this Agreement shall not limit any indemnification rights specifically set forth in the Separation Agreement or any Ancillary Agreement provided that such indemnification rights shall be subject to the provisions of Section 1.5, Section 1.6 and Article II hereof and (ii) all disclaimers of warranties, limitations of liability or remedies, exculpation or similar provisions in the Separation Agreement or any Ancillary Agreement shall not be deemed to be limited by anything herein.

1.3. Indemnification by PayEase. Except as otherwise provided in this Agreement, PayEase shall, for itself and as agent for each member of the PayEase Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Loyalty Alliance Indemnitees from and against any and all PayEase Liabilities that any third party seeks to impose upon the Loyalty Alliance Indemnitees, or that are imposed upon the Loyalty Alliance Indemnitees, it being acknowledged and agreed that (i) the indemnification provided for in this Agreement shall not limit any indemnification rights specifically set forth in the Separation Agreement or any Ancillary Agreement provided that such indemnification rights shall be subject to the provisions of Section 1.5, Section 1.6 and Article II hereof and (ii) all disclaimers of warranties, limitations of liability or remedies, exculpation or similar provisions in the Separation Agreement or any Ancillary Agreement shall not be deemed to be limited by anything herein.

1.4. Insurance Proceeds and Other Recoveries.

(a) Insurance Claims. If a party has a claim for monies from an insurer or another third party in respect of any loss to which indemnification might otherwise be sought pursuant to this Agreement, then such party (the “Indemnitee”) shall first proceed against the insurer or other third party with respect to such indemnifiable loss (an “Insurance Claim”). Only after final satisfaction of each such Insurance Claim shall a party (the “Indemnifying Party”) be liable for indemnification pursuant to this Agreement.

(b) Advances Against Insurance Proceeds. Despite the existence of an Insurance Claim, an Indemnifying Party shall make prompt payment to an Indemnitee, prior to the receipt of any Insurance Proceeds, in the form of an advance against future Insurance Proceeds, of the full amount required to be made pursuant to the indemnification provisions contained in this Agreement and otherwise determined to be due and owing by an Indemnifying Party.

(c) Reductions for Insurance Proceeds. If an Indemnitee receives Insurance Proceeds or other amounts from an insurer or third party with respect to an Insurance Claim for any indemnifiable loss under this Agreement:

(i) the amount that the Indemnifying Party is or may be required to pay to or on behalf of any other Person indemnified pursuant to this Agreement shall be reduced by any Insurance Proceeds or other amounts actually received from third parties by such Indemnitee in respect of the related Liability; and

(ii) such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss reduced by the amount of any indemnifiable loss still owed by the Indemnifying Party to the Indemnitee (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party its proportionate share (based on payments received from the Indemnifying Parties) of such amounts).

(d) No Benefit to Insurer. Notwithstanding Section 1.4(b) or any other provision of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If the parties believe that the payment of any advance pursuant to Section 1.4(b) has or would have any of the effects described in the previous sentence, then no such advance shall be made and the Indemnifying Party shall not be required to make any payment for indemnification until after resolution of any Insurance Claim in the manner set forth in Section 1.4(a).

1.5. Procedures for Defense, Settlement and Indemnification of Third Party Claims.

(a) Notice of Claims. If a PayEase Indemnitee or a Loyalty Alliance Indemnitee (as applicable) shall receive notice, or otherwise become aware, of any claim or of the commencement by any such Person of any Action (each such case, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to an Indemnitee pursuant to this Agreement or any other Ancillary Agreement, PayEase and Loyalty Alliance (as applicable) shall ensure that such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable and, in any event, within fifteen (15) days after becoming aware of such Third Party Claim. Any such notice shall (i) describe the Third Party Claim in reasonable detail and, if known, the estimated damages resulting from such Third Party Claim incurred or reasonably expected to be incurred by the Indemnitee and (ii) explain in reasonable detail the basis for the claim by Indemnitee for indemnification to the extent of facts then known by the Indemnitee. In addition, such written notice shall be accompanied by copies of correspondence with third parties or other documentation necessary to understand the claim for indemnification to the extent applicable and then in the possession of the Indemnitee. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 1.5(a) shall not relieve the relevant Indemnifying Party of its obligations under this Article I, except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice.

(b) Defense By Indemnifying Party. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 1.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee as to whether the Indemnifying Party will assume responsibility for managing the defense of such Third Party Claim, which notice shall specify any reservations or exceptions.

(c) Defense By Indemnitee. If an Indemnifying Party fails to assume responsibility for managing the defense of a Third Party Claim, or fails to notify an Indemnitee that it will assume responsibility as provided in Section 1.5(b), such Indemnitee may manage the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall reimburse all costs and expenses incurred in connection with such defense in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim.

(d) No Consent to Certain Judgments or Settlements Without Consent. Notwithstanding any provision of this Section 1.5 to the contrary, no party shall consent to entry of any judgment or enter into any settlement of a Third Party Claim without the consent of the other party (such consent not to be unreasonably withheld) if the effect of such judgment or settlement is or would be to (i) permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against the other party, or (ii) affect the other party in a material fashion with respect to the allocation of Liabilities and related indemnities set forth in the Separation Agreement, this Agreement or any other Ancillary Agreement.

1.6. Additional Matters.

(a) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both Loyalty Alliance and PayEase in a material fashion with respect to the responsibilities for management of defense and related indemnities set forth in the Separation Agreement, this Agreement or any of the Ancillary Agreements, the parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege with respect thereto) so as to minimize such liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful in such party’s reasonable judgment, engage counsel to assist in the defense of such claims at such party’s own expense.

(b) Substitution. With respect to any Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant. If such substitution cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Article I shall not be altered.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim (including payment of costs of defense), such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

1.7. Survival of Indemnities. Subject to Section 3.7, the rights and obligations of the members of the PayEase Group and the Loyalty Alliance Group under this Article I shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities or the sale by any member of the PayEase Group or the Loyalty Alliance Group of the capital stock or other equity interests of any Subsidiary to any Person.

ARTICLE II

INSURANCE MATTERS

2.1. Cooperation. Each of PayEase and Loyalty Alliance shall share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of PayEase and Loyalty Alliance, at the request of the other, shall cooperate with and use commercially reasonable efforts to assist the other in recoveries for claims made under any insurance policy for the benefit of any insured party, and neither PayEase nor Loyalty Alliance, nor any of their Subsidiaries, shall take any action that such party knows would jeopardize or otherwise interfere with either party’s ability to collect any proceeds payable pursuant to any insurance policy. PayEase and Loyalty Alliance shall cooperate with each other in all respects, and they shall execute any additional documents that are reasonably necessary to effectuate the provisions of this Article II.

2.2. Loyalty Alliance Insurance Coverage After the Separation Date. Except as may be provided in the Transition Services Agreement, following the Separation Date, Loyalty Alliance shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from PayEase’s insurance programs.

2.3. Responsibilities for Deductibles and/or Self-insured Obligations. Loyalty Alliance shall reimburse PayEase for all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by Insurance Policies in connection with any Loyalty Alliance Liabilities.

2.4. Reimbursement. Loyalty Alliance shall reimburse PayEase for all amounts incurred (including but not limited to reasonable attorneys fees, forensic accountants fees and general adjusters fees) to pursue insurance recoveries from Insurance Policies for Loyalty Alliance Liabilities.

2.5. No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the PayEase Group in respect of any Insurance Policy or any other contract or policy of insurance.

2.6. No Liability. Loyalty Alliance does hereby, for itself and as agent for each other member of the Loyalty Alliance Group, agree that no member of the PayEase Group or any PayEase Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of PayEase and its Subsidiaries as in effect at any time prior to the Separation Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

2.7. Further Agreements. The parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any term or action undertaken pursuant to the Separation Agreement, this Agreement or any Ancillary Agreement would violate any insurance, self-insurance or related financial responsibility law or regulation, all other conditions and provisions of such affected Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or action would violate any insurance, self-insurance or related financial responsibility law or regulation, the parties shall negotiate in good faith to modify such affected Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

ARTICLE III

MISCELLANEOUS

3.1. Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE PAYEASE GROUP OR LOYALTY ALLIANCE GROUP BE LIABLE TO ANY OTHER MEMBER OF THE PAYEASE GROUP OR LOYALTY ALLIANCE GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN ARTICLE I HEREOF.

3.2. Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

3.3. Governing Law. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of California, excluding its conflict of law rules. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 3.4.

3.4. Dispute Resolution. Any Disputes under this Agreement shall be addressed using the same procedure set forth in the Separation Agreement.

3.5. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile); or (d) the next business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to PayEase:

PayEase Corp.

2332-A Walsh Ave.

Santa Clara, CA 95051

Attention: General Counsel

Fax: (408) 567-9370

if to Loyalty Alliance:

Loyalty Alliance Enterprise Corporation

2332-A Walsh Ave.

Santa Clara, CA 95051

Attention: General Counsel

Fax: (408) 567-9370

3.6. Counterparts. This Agreement, including the exhibits and schedules hereto, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

3.7. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors in interest, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the PayEase Group and each member of the Loyalty Alliance Group. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

3.8. Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

3.9. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.10. Amendment. No change or amendment shall be made to this Agreement or the exhibits or schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

3.11. Interpretation. The headings contained in this Agreement, in any exhibit or schedule attached hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article or section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated.

ARTICLE IV

DEFINITIONS

4.1. Action. “Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

4.2. Ancillary Agreement. “Ancillary Agreement” means the other agreements contemplated to be entered into by the parties in the Separation Agreement or are actually entered into which are related to the separation of the businesses of Loyalty Alliance from PayEase, as such agreements may be amended from time to time.

4.3. Dispute. “Dispute” has the meaning set forth in the Separation Agreement.

4.4. Group. “Group” means the PayEase Group or Loyalty Alliance Group, as applicable.

4.5. Indemnifying Party. “Indemnifying Party” has the meaning set forth in Section 1.4(a) of this Agreement.

4.6. Indemnitee. “Indemnitee” has the meaning set forth in Section 1.4(a) of this Agreement.

4.7. Information. “Information” means business information, technical data, know-how and other information.

4.8. Insurance Claim. “Insurance Claim” has the meaning set forth in Section 1.4(a) of this Agreement.

4.9. Insurance Policies. “Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

4.10. Insurance Proceeds. “Insurance Proceeds” means those monies received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured from Insurance Policies.

4.11. Liabilities. “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

4.12. Loyalty Alliance Business. “Loyalty Alliance Business” means the businesses operated by one or more Subsidiaries of PayEase Shenzhen (HK) Limited and the customer loyalty program and related operations of one or more Subsidiaries of PayEase Beijing (HK) Limited as of the Separation Date, and, except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Loyalty Alliance Business as then conducted.

4.13. Loyalty Alliance Contingent Liability. “Loyalty Alliance Contingent Liability” means any Liability, other than Liabilities for Taxes, of a member of the PayEase Group or the Loyalty Alliance Group that primarily relates to the Transferred Business, whenever arising, to any Person other than a member of the PayEase Group or the Loyalty Alliance Group, if and to the extent that (i) such Liability arises out of the events, acts or omissions occurring as of the Separation Date and (ii) the existence or scope of the obligation of a member of the PayEase Group or the Loyalty Alliance Group as of the Separation Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such Liability to have been discovered or asserted as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined). In the case of any Liability a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a Loyalty Alliance Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have arisen out of events, acts or omissions occurring prior to the Separation Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Separation Date, such that the claim, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the Separation Date, or to satisfy any obligation accrued under any employee benefit plan as of the Separation Date, shall deemed to be a Loyalty Alliance Contingent Liability.

4.14. Loyalty Alliance Group. “Loyalty Alliance Group” has the meaning set forth in the Separation Agreement.

4.15. Loyalty Alliance Indemnitees. “Loyalty Alliance Indemnitees” means Loyalty Alliance, each member of the Loyalty Alliance Group and each of their respective directors, officers and employees.

4.16. Loyalty Alliance Liabilities. “Loyalty Alliance Liabilities” shall mean (without duplication) the following Liabilities (other than Liabilities for Taxes), except as otherwise provided for in any other Ancillary Agreement or other express agreement of the parties: (a) all Liabilities that are related primarily to the Transferred Business at the Separation Date; (b) all Loyalty Alliance Contingent Liabilities; (c) all Liabilities, whether arising before, on or after the Separation Date, primarily relating to, arising out of or resulting from: (i) the operation of the Transferred Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); (ii) the operation of any business conducted by any member of the Loyalty Alliance Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or (iii) all Liabilities that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Loyalty Alliance or any member of the Loyalty Alliance Group, and all agreements, obligations and Liabilities of any member of the Loyalty Alliance Group under this Agreement or any of the Ancillary Agreements.

4.17. PayEase Business. “PayEase Business” means any business of PayEase other than the Loyalty Alliance Business.

4.18. PayEase Group. “PayEase Group” has the meaning set forth in the Separation Agreement.

4.19. PayEase Indemnitees. “PayEase Indemnitees” means PayEase, each member of the PayEase Group and each of their respective directors, officers, employees, representatives, agents and attorneys.

4.20. PayEase Liabilities. “PayEase Liabilities” as between Loyalty Alliance and each member of the Loyalty Alliance Group, on the one hand, and PayEase and each member of the Loyalty Alliance Group on the other hand, means all Liabilities other than Loyalty Alliance Liabilities, including, without limitation, all Liabilities for Taxes.

4.21. Person. “Person” has the meaning set forth in the Separation Agreement.

4.22. Separation. “Separation” has the meaning set forth in the Recitals hereof.

4.23. Separation Agreement. “Separation Agreement” has the meaning set forth in the Recitals hereof.

4.24. Separation Date. “Separation Date” has the meaning set forth in the Separation Agreement.

4.25. Subsidiary. “Subsidiary” has the meaning set forth in the Separation Agreement.

4.26. Taxes. “Taxes” means all federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, severance, excise, payroll, withholding and any other taxes (including interest and penalties thereon) relating to periods on and prior to the Separation Date, including, without limitation, any taxes related to the distribution of Loyalty Alliance shares to the stockholders of PayEase.

4.27. Third Party Claim. “Third Party Claim” has the meaning set forth in Section 1.5(a) of this Agreement.

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IN WITNESS WHEREOF, the parties have signed this Indemnification and Insurance Matters Agreement effective as of the Separation Date.

PAYEASE CORP.		LOYALTY ALLIANCE ENTERPRISE CORPORATION

By:	/s/ Abraham Jou	By:	/s/ Frederick Sum

Name:	Abraham Jou	Name:	Frederick Sum

Title:	Chairman	Title:	CEO

[SIGNATURE PAGE TO INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT]

Indemnification and Insurance Matters Agreement

between

PayEase Corp.

and

Loyalty Alliance Enterprise Corporation

July 1, 2011